ARTICLES OF AMENDMENT

for a

MARYLAND STOCK **CORPORATION**

(1)

(2) Aberdeen Asia-Pacific Income Fund, Inc.,

a Maryland corporation, certifies to the State Department of Assessments and Taxation of Maryland that the charter of the corporation shall be and hereby is amended as follows:

(3)

The name of the entity has been amended to:

abrdn Asia-Pacific Income Fund, Inc.

The Articles of Amendment shall be effective at 12:01 a.m. on June 30, 2022

This amendment of the charter of the corporation has been approved by

(4) a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

The undersigned acknowledges that this is an act of the above-named corporation, and verifies, under the penalties for perjury, that the matters and facts stated herein, which require such verification, are true and accurate, to the best of his/her knowledge, information, and belief.

(5) Megan Kennedy
ATTESTED TO BY (signature/title) Megan Kennedy, Sec.

(5) Robert M. Hepp
SIGNED BY (signature/title) Robert Hepp, VP

(6) Return address of filing party:

C/O CSC-LAWYERS INCORPORATING
SERVICE COMPANY

7 SAINT PAUL ST., STE 820, BALTIMORE,
MD 21202

STATE OF MARYLAND

I hereby certify that this is a true and complete copy of the 2 page document on file in this office. DATED: 6/14/2022

STATE DEPARTMENT OF ASSESSMENTS AND TAXATION

BY: [signature], Custodian

This stamp replaces our previous certification system. Effective 6/95